EXHIBIT 99.1

GLOBAL MED
TECHNOLOGIES ®

Press Release
October __, 2004

Global Med Technologies®, Inc. Secures $8.0 Million
Equity Commitment from Fusion Capital

Denver, CO – Global Med Technologies®, Inc. (OTCBB:GLOB) (“Global Med”), announced that it has entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, a Chicago based institutional investor, whereby Fusion Capital has agreed to purchase up to $8.0 million of common stock over a 32-month period. Specifically, after the Securities & Exchange Commission has declared effective a registration statement, each month Global Med has the right to sell to Fusion Capital $250,000 of its common stock at a purchase price based upon the market price of Global Med’s common stock on the date of each sale without any fixed discount to the market price. At the Company’s sole option, Fusion Capital can be required to purchase lesser or greater amounts of common stock each month up to $8.0 million in the aggregate. The Company has the right to control the timing and the amount of stock sold to Fusion Capital. Global Med also has the right to terminate the agreement at any time without any additional cost. Fusion Capital has agreed not to engage in any direct or indirect short selling or hedging of the common stock in any manner whatsoever. A more detailed description of the transaction is set forth in the Company’s report on Form 8-K, recently filed with the SEC.

Mick Ruxin, M.D., Chairman and CEO of Global Med, commented, “This new financing with Fusion Capital will provide the Company with a value added partner and a flexible source of capital to help pay down preferred debt and any other debt obligations, as well as to help fund ongoing expansion and operational costs. We are very excited about this transaction and look forward to working with Fusion Capital to explore opportunities that we believe the Company can leverage to expand and further develop its operations, products, and market share.”

About Fusion Capital

Fusion Capital Fund II, LLC is a broad based investment fund, based in Chicago, Illinois. Fusion Capital makes a wide range of investments ranging from special situation financing to long-term strategic capital.

About Global Med Technologies, Inc.

Global Med Technologies, Inc. is an international e-Health, medical information technology company, providing information management software products and services to the healthcare industry. Its Wyndgate Technologies division is a leading supplier of information management systems to U.S. and international blood centers and hospital transfusion centers. Current clients of Wyndgate’s products and services manage more than 3 million units of blood, or over 22% of the U.S. blood supply, each year. Wyndgate’s products are also being implemented in Canada, the Caribbean and sub-Saharan Africa. Together, the SafeTrace Tx®* advanced transfusion management system and the SafeTrace® donor management system provide Vein-to-Vein® tracking from donor collection to patient transfusion. For more information about Global Med’s products and services, please call 800-WYNDGATE or visit www.globalmedtech.com, www.peoplemed.com and www.wyndgate.com.

Press Inquiries:	Investor Inquiries:
Patti Larson	Tom Marcinek
Senior Director of Marketing Development	President and COO
916-404-8492	916-404-8413
patti@wyndgate.com	tom@wyndgate.com

This news release may include statements that constitute forward-looking statements, usually containing the words “believe,” “estimate,” “project,” “expects” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this news release.

*Patent Pending